UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2015

CERULEAN PHARMA INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36395	20-4139823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-9600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2015, the Board of Directors (the “Board”) of Cerulean Pharma Inc. (the “Company”) appointed Gregg Beloff as the Company’s Interim Chief Financial Officer and its principal financial offer, effective as of May 27, 2015.

Mr. Beloff, age 47, is a founder and Managing Director of Danforth Advisors, LLC, an advisory firm that provides financial, accounting and other operational services to life science companies, where he has served since 2011. During his time at Danforth, Mr. Beloff has served as the interim Chief Financial Officer for a number of companies in the life sciences industry. Mr. Beloff previously served as Chief Financial Officer at W2 Group, a social media marketing company, from April 2010 to March 2011, and as the Chief Financial Officer and Vice President of Archemix Corp., a biotechnology company, from December 2003 until August 2009. Prior to joining Archemix, Mr. Beloff served as Chief Financial Officer and Vice President of Finance at ImmunoGen Inc., a biotechnology company, from March 2001 to 2003. From 1998 to 2001, Mr. Beloff was Vice President of Investment Banking at Canaccord Genuity Inc. (formerly, Adams Harkness & Hill Inc. and Canaccord Adams). From 1993 to 1996, Mr. Beloff was an Attorney at the law firm of Gaffin & Krattenmaker P.C. Mr. Beloff received a J.D. from the University of Pittsburgh School of Law, an M.B.A. from Carnegie Mellon University and a B.A. in history from Middlebury College. Mr. Beloff has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Beloff and any other person pursuant to which he was elected as an officer of the Company.

On May 27, 2015, the Company entered into a Consulting Agreement with Danforth Advisors, LLC (“Danforth”), pursuant to which the Company engaged Danforth to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services during the one year period beginning on May 27, 2015, including the services to be provided by Mr. Beloff as the Company’s Interim Chief Financial Officer.

In connection with his appointment as Interim Chief Financial Officer, the Company’s Compensation Committee approved, effective as of his appointment on May 27, 2015, the award to Mr. Beloff of an option to purchase 90,000 shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), with the shares subject to vesting in twelve equal monthly installments over the one year period following the date of grant. The Company granted the stock option to Mr. Beloff on May 27, 2015, with a per share exercise price that will be equal to the closing price of the Common Stock on the NASDAQ Global Market on such grant date.

On May 26, 2015, Karen L. Roberts, Senior Vice President, Finance and Administration, and principal financial and principal accounting officer of the Company, notified the Company of her decision to resign from her positions (the “Resignation”) with the Company effective August 31, 2015 (the “Separation Date”). Ms. Roberts’ decision to resign did not involve any disagreement with the Company, the Company’s management or the Board.

In connection with the Resignation, on May 26, 2015, the Company and Ms. Roberts entered into a Transition and Separation Agreement (the “Separation Agreement”), which confirms Ms. Roberts’ resignation from all positions held with the Company and pursuant to which Ms. Roberts will complete her more than five year tenure at the Company. Ms. Roberts provided financial leadership to the Company through two private financings, two public offerings and several debt financings, led the Company’s finance and administrative functions, and served as the Company’s principal financial officer. Subject to the terms and conditions of the Separation Agreement, Ms. Roberts will remain with the Company to facilitate a transition to Mr. Beloff during a transition period ending no later than the Separation Date. In recognition of her years of dedicated service, and in exchange for the transition services, Ms. Roberts will receive (i) a cash payment in an amount equal to six months of Ms. Roberts’ 2015 annual base salary, less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices, (ii) payment by the Company for up to six months of the share of the premium for group medical insurance under the federal COBRA law that is paid by the Company for active and similarly situated employees and (iii) an extension of the period during which Ms. Roberts may exercise stock options that are vested on the Separation Date to the date that is twelve months after the Separation Date.

Item 7.01	Regulation FD Disclosure

On May 27, 2015, the Company issued a press release relating to Mr. Beloff’s appointment as the Company’s Interim Chief Financial Officer. A copy is furnished herewith.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release issued by Cerulean Pharma Inc. on May 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERULEAN PHARMA INC.

Date: May 27, 2015	By:	/s/ Christopher D.T. Guiffre

Christopher D.T. Guiffre
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Cerulean Pharma Inc. on May 27, 2015